EXHIBIT 99.3  -  Reconfirmation Letter



                             [PINOAK LETTERHEAD]

Dear Pinoak Stockholder:

            As you read in the prospectus for the offering, we are required to request reconfirmation of your investment after entering into an agreement with a merger candidate. On July 3, 2003, we entered into a merger agreement with Nutri Pharmaceuticals Research, Inc., a Nevada corporation, and subsequently filed a post-effective amendment to our registration statement with the SEC.

            Attached is a copy of the prospectus for the reconfirmation offering. In accordance with SEC rules, you have a minimum of 20 days and a maximum of 45 days from the effective date of the prospectus (________, 2003) to notify us that you elect to remain an investor. Please read the prospectus, then review the statements below. If you have no questions regarding the reconfirmation offering, please check the appropriate boxes and return this letter in the self-addressed stamped envelope. We must receive your election to remain an investor in writing. Any additional questions regarding the reconfirmation offering may be directed to Mr. Rick Jesky President at (480) 984-8446.

                                     Very Truly Yours,

                                     /s/ Rick Jesky
                                     -----------------------
                                     Mr. Rick Jesky
                                     President and Secretary

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I have read the prospectus.

By my signature below, I am reconfirming my investment in the Pinoak offering.


DATED:  __________, 2003

Signature of Stockholder(s):


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Print Name:


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